EXHIBIT 10

RETIREMENT AGREEMENT

     This Agreement, made and entered on December 2, 2003, is by and between THOMAS & BETTS CORPORATION, a Tennessee corporation (“T&B”), and T. KEVIN DUNNIGAN (“Dunnigan”), who currently resides at 8683 Players Fairway, Memphis, Tennessee:

RECITALS

     Dunnigan is currently serving as Chairman of the Board of Directors of T&B (the “Board”) and Chief Executive Officer of T&B;

     Dunnigan plans to retire as an employee of T&B effective January 16, 2004 (the “Retirement Date”);

     T&B desires to secure the continuing services of Dunnigan as Chairman of the Board following the Retirement Date;

     To facilitate an orderly succession in executive and policy-making positions within T&B, T&B and Dunnigan consider it advisable that Dunnigan continue to make his services available to T&B, as provided in this Agreement; and

     T&B and Dunnigan consider it advisable that Dunnigan be compensated for his services to T&B as provided in this Agreement.

     NOW, THEREFORE, IN CONSIDERATION of the mutual promises, covenants and agreements set forth below, the parties agree as follows.

     1. RETIREMENT OF DUNNIGAN; PRIOR CONTRACTS ARE TERMINATED.

     Dunnigan shall retire from employment with T&B as of the Retirement Date. Effective on that Date, all existing employment agreements between Dunnigan and T&B, whether written or oral and irrespective of stated expiration dates, shall be terminated and cease to have any effect, other than for any cash or benefits which are payable to Dunnigan prior to the Retirement Date but which remain unpaid.

     2. RETIREMENT AWARDS, PAYMENTS AND BENEFITS.

          (a) In consideration and recognition of Dunnigan’s long and valued services to T&B as employee, executive officer, President, Chief Executive Officer and Chairman of the Board, T&B agrees to make the following awards of options and stock to Dunnigan on January 16, 2004, and shall provide such other benefits to Dunnigan, as set forth below:

               (1) Stock Options. T&B will grant to Dunnigan stock options to purchase that number of shares of T&B common stock which it intends to grant to the Chief Executive Officer in 2004 when T&B normally grants stock options to its executive officers and employees. The stock option agreement evidencing such grant shall provide for full vesting upon retirement and shall include all other provisions relating to retirement as set forth in the form of stock option agreement under T&B’s 1993 Management Stock Ownership Plan. No other stock option grants will be made to Dunnigan during the Term of this Agreement (as defined in Section 3(a)), except such options, if any, as may be granted as provided in Section 2(b).

               (2) Special Stock Award. T&B will grant to Dunnigan a special stock award of that number of shares of T&B common stock which is the number of shares that T&B intends to grant to the Chief Executive Officer in 2004 when T&B normally grants restricted stock awards to its executive officers. Dunnigan’s rights in the shares of the special stock award shall vest when granted. No other stock awards (restricted or special) will be made to Dunnigan during the Term of this Agreement (as defined in Section 3(a)), except such stock awards, if any, as may be granted as provided in Section 2(b).

               (3) Cash Bonus. T&B shall pay Dunnigan an incentive cash bonus on January 16, 2004 for Dunnigan’s service as the Chief Executive Officer of T&B for the entire fiscal year 2003. Dunnigan’s bonus amount shall be equal to the ‘target bonus’ in accordance with the terms of T&B’s 2003 Management Incentive Plan, which is 90% of his actual 2003 base earnings. No other cash bonus will be paid to Dunnigan during the Term of this Agreement, except such bonus, if any, as may be paid as provided in Section 2(b).

               (4) Executive Retirement Plan. As of February 1, 2004, Dunnigan will be eligible to receive a lump sum benefit pursuant to the Thomas & Betts Corporation Executive Retirement Plan (the “ERP”). As approved by the Board of Directors on September 4, 2002 and October 30, 2003 respectively, Dunnigan shall receive an additional six years of credited service and, in accordance with Section 1.11 of the ERP, up to six years of additional age. In determining any Actuarial Equivalent under the ERP, the “PBGC Interest Rate,” as otherwise defined in the ERP, shall be no greater than the lowest actual PBGC Interest Rate in effect during the 2003 calendar year. This payment shall be made on February 6, 2004.

               (5) Other Retiree Benefits. As of January 17, 2004, Dunnigan shall continue to participate in the comprehensive medical and dental plan for designated retiring executives to which he is a current participant. T&B shall provide such lifetime coverage for Dunnigan and Leah (the current covered dependent) at no cost to Dunnigan; however, as a retiree at or over age 65, Medicare shall become the primary provider and the T&B Executive Medical and Dental plans shall become secondary. If T&B reasonably determines that the coverage required under this Section 2(a)(5) would cause the medical and dental plan to violate any provision of the Internal Revenue Code (or regulations thereunder) prohibiting discrimination in favor of highly compensated employees or key employees, or if any benefits described in this Section 2(a)(5) cannot be provided (or T&B determines that it does not wish to provide such benefits) pursuant to the medical and dental plan, T&B shall provide such benefits outside such plan at no additional cost (including, without limitation, tax costs) to Dunnigan. The benefits provided under this Section 2(a)(5) on and after a Change of Control, as defined in T&B’s 1993 Management Stock Ownership Plan, shall be no less than the benefits provided to Dunnigan and Leah under this Section 2(a)(5) on the day before the Change of Control.

               (6) Restricted Stock. On the Retirement Date, restricted stock held by Dunnigan shall become immediately vested and non-forfeitable.

          (b) The Board may determine from time to time within its sole discretion, but without any obligation to do so, that by virtue of the performance of services by Dunnigan which are beyond those contemplated in this Agreement or which are specially assigned by the Board, Dunnigan should receive compensation in addition to that provided for in this Agreement. Such compensation may be in one or more of the forms provided in paragraphs 2(a) (1), (2), and (3) and nothing in this Agreement shall preclude that or any other such additional compensation.

     3. DUNNIGAN’S POST-RETIREMENT SERVICE AS CHAIRMAN OF THE BOARD OF DIRECTORS OF T&B.

          (a) Term. The Board of Directors agrees to elect Dunnigan as Chairman of the Board, and Dunnigan agrees to perform such services for T&B in accordance with the terms and provisions of this Agreement for the period (“Term”) which commences on January 17, 2004 and ends on the earliest of: (i) December 31, 2004; (ii) the termination date of this Agreement in accordance with Section 4 hereof, or (iii) the date of Dunnigan’s death.

          (b) Duties.

               (1) Title; Assignment of Duties. During the Term, Dunnigan shall serve as Chairman of the Board of T&B. Dunnigan’s duties shall include, but are not limited to, the direction of the affairs of the Board of T&B, as well as the performance of all duties customarily performed by a person holding the position of Chairman of the Board and any other duties assigned Dunnigan by the Board. Dunnigan’s duties shall also include the performance of projects requested by T&B’s Chief Executive Officer, which shall be appropriate to Dunnigan’s experience.

               (2) Dunnigan’s obligations. In the performance of his duties, Dunnigan shall:

                    (i) devote his knowledge, skill, attention and energies to the performance of his duties, faithfully, competently, diligently and to the best of his ability;

                    (ii) comply with all T&B policies and rules and regulations from time to time adopted; and

                    (iii) refrain from, directly or indirectly, engaging in, rendering any service to, or undertaking any employment with respect to any other business, profession, occupation or endeavor for any person, firm, corporation, association or other entity, without the prior consent of the Board, as reflected in the minutes of the meetings of the Board or any of its committees;

provided, however, nothing in this Section 3 shall be construed as preventing Dunnigan either, from investing his assets in such a form or manner as shall not require any services on his part in the operation of the affairs of any entity in which such investment is made, or from serving as a director of any other company, as long as such activities do not interfere with the performance of Dunnigan’s duties under this Agreement.

          (c) Compensation, Benefits and Expenses. During the Term of this Agreement, T&B shall compensate and reimburse Dunnigan as follows:

               (1) Fee. T&B shall pay to Dunnigan, in consideration of his services as Chairman of its Board, a Chairman’s fee of no less than $400,000 per year, payable in twenty-three (23) substantially equal installments. The Board may, in its discretion, from time to time increase the fee.

               (2) T&B Benefits. During the Term, T&B shall provide Dunnigan and Leah, his current covered dependent, those benefits provided to other designated T&B retired senior executives and their covered dependents, including, but not limited to, the medical and dental benefits set forth in Section 2(a)(5).

               (3) Perquisites. During the Term, T&B will continue to allow Dunnigan use of the corporate plane in accordance with the terms and conditions currently in effect.

               (4) Office. During the Term, T&B shall provide Dunnigan with an office in the executive section of T&B’s headquarters building along with secretarial support.

               (5) Expenses. Dunnigan shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him during the Term (in accordance with the policies and procedures established for T&B senior executive officers) in performing services hereunder.

     4. TERMINATION; DISABILITY; DEATH.

          (a) Termination by T&B. The Board may terminate this Agreement and may remove Dunnigan as the Chairman of the Board of Directors for cause. For the purpose of this Agreement, the Board shall have “cause” to terminate this Agreement upon (i) the willful failure by Dunnigan to substantially perform his duties hereunder (including, under the circumstances set forth in subsection (c) below, for Dunnigan’s incapacity due to physical or mental disability); or (ii) the willful engaging by Dunnigan in gross misconduct materially injurious to T&B; or (iii) the willful violation by Dunnigan of the provisions of Sections 3(b) or 5 hereof, provided that such a violation results in material injury to T&B.

          For the purpose of this Section 4(a), no act or failure to act on Dunnigan’s part shall be considered “willful” unless done or omitted to be done by him not in good faith and without a reasonable belief that his action or omission was in the best interests of T&B. Notwithstanding the foregoing, this Agreement shall not be deemed to have been terminated for cause unless and until there shall have been delivered to Dunnigan a copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board excluding Dunnigan, at a meeting of the Board called and held for that purpose (after reasonable notice to Dunnigan and an opportunity for him, together with his counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, Dunnigan was guilty of conduct set forth in clause (i), (ii) or (iii) of this subsection (a) above, and specifying the particulars thereof in detail.

          If Dunnigan’s service on the Board should be terminated for cause, T&B shall pay him his full fee through the end of the month of his termination and shall have no further obligations to Dunnigan under the post-retirement provisions of this Agreement.

          (b) Termination by Dunnigan. Dunnigan may terminate his membership on T&B’s Board by giving thirty (30) days’ advance written notice to T&B of his intention to terminate. If the basis for that decision is T&B’s breach of a material provision of this Agreement or the termination of Dunnigan without affording him the notice and hearing required by subsection (a) above, then Dunnigan shall continue to receive the compensation and benefits due under this Agreement until the breach has been cured and/or all procedural requirements for Dunnigan’s termination have been observed. If Dunnigan should terminate his Board membership for any other reason, such an action shall result in Dunnigan’s loss of all entitlement to fees and other benefits accruing to him by virtue of his service as non-employee Chairman of the Board. However, Dunnigan shall not forfeit those stock options, special stock award, and other benefits set forth in Section 2, all of which were granted to him as entitlements in connection with his retirement as an employee and executive officer of T&B. Following any such termination by Dunnigan, he shall continue to be bound by the restrictions set forth in Sections 5 (a) and 5 (b) below.

          (c) Disability.

               (1) Definition: Termination. Dunnigan’s service as Chairman hereunder shall be terminated if, as a result of his physical or mental disability, he shall not have been performing his duties and obligations hereunder on a regular basis for a period of at least six (6) consecutive months, and within thirty (30) days after written notice of termination is given by the Board (which may occur before or after the end of such six-month period) he shall not have returned to the performance of his duties and obligations hereunder on a regular basis nor stated a reasonably early time when he would do so.

               (2) Amounts Due Upon Becoming Disabled. For any period during the Term in which Dunnigan fails to perform his duties hereunder as a result of physical or mental disability, he shall continue to receive his full fees at the rate then in effect, reduced by the amounts, if any, paid to him under T&B’s disability benefit plan, any other disability plan and under the Social Security disability insurance program.

          (d) Death. If Dunnigan’s services as Chairman of the Board should be terminated by his death during the Term, then T&B shall pay Dunnigan’s estate as follows:

               (1) Dunnigan’s estate shall receive his full contractual benefits under this Agreement through the end of the month next following the date of his death. Following this date, all the benefits described in Section 3(c) above, at subsections (1), (3), (4) and (5), shall terminate. The benefits described in Section 3(c)(2) shall survive Dunnigan’s death, however, and inure to the benefit of Leah, his current covered dependent.

               (2) Upon Dunnigan’s death during the Term, all his then outstanding stock options shall become immediately exercisable, and any outstanding restricted shares will immediately vest and their restrictions lapse. Upon appropriate official request, these options and shares will be transferred to the persons or beneficiaries of Dunnigan’s choice, as more fully set forth in, Section 8 (b), below.

     5. COVENANTS AS TO CONFIDENTIAL INFORMATION AND COMPETITIVE CONDUCT.

          (a) Unauthorized Disclosure. During the Term and afterward, Dunnigan shall not, without the consent of the Board as reflected in the minutes of the meetings of the Board or any of its committees, disclose to any person — other than an employee of T&B, or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Dunnigan of his duties on behalf of T&B, or as may be required by a court or governmental agency with appropriate authority — any material confidential information obtained by him, either while employed by T&B or during the Term, with respect to any of T&B’s (and its subsidiaries’) plans, strategies, products, improvements, formulas, designs or styles, processes, customers, methods of distribution or methods of manufacture, the disclosure of which he knows could be materially damaging to T&B; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by Dunnigan) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by T&B.

          (b) Restrictive Covenant During the Term. During the term, Dunnigan shall not, directly or indirectly, render services to, or invest in, or loan funds to, any person, firm, corporation, association or other entity which competes, directly or indirectly, with any T&B business, without the prior consent of the Board as reflected in the minutes of the meetings of the Board or any of its committees. This restriction shall not apply to investments in funds, such as an S&P 500 Index fund, which may include some companies in competition with T&B, but for which Dunnigan has no specific power of direction.

          (c) T&B Remedies. In the event of an actual or threatened breach by Dunnigan of the provisions of this Section 5, T&B shall be entitled to terminate this Agreement as provided in Section 4 and to seek immediate injunctive relief restraining Dunnigan from conduct in breach or threatened breach of the covenants contained in this Section 5. Nothing herein shall be construed as prohibiting T&B from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages.

     6. ARBITRATION.

          Any dispute or controversy arising under or in connection with this Agreement (except as provided in Section 5 (c) as to injunctive relief) shall be settled by arbitration in Memphis, Tennessee in accordance with the rules of the American Arbitration Association then in effect, unless the parties mutually agree otherwise in writing. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

     7. WAIVER OF BREACH.

          No waiver by either party hereto of any breach by the other party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same, or at any prior or subsequent, time.

     8. SUCCESSORS: BINDING AGREEMENT.

          (a) Obligations of T&B’s Successor. T&B shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all, or substantially all or a majority of the business and/or assets of T&B, by agreement in form and substance satisfactory to Dunnigan, expressly to assume and agree to perform, this Agreement in the same manner and to the same extent that T&B would be required to perform it if no such succession had taken place.

          (b) Rights of Dunnigan’s Successors. This Agreement and all rights of Dunnigan hereunder shall inure to the benefit of, and be enforceable by, Dunnigan’s legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Dunnigan should die while any amounts would still be due and payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided for herein, shall be paid in accordance with the terms of this Agreement to Dunnigan’s devisee, legatee or other designee or, if there be no such devisee, legatee or other designee, to Dunnigan’s estate. Dunnigan shall designate to T&B the appropriate person(s) to contact upon his death (or disability), and shall notify T&B in writing of any changes in designation.

          (c) Assignment. Neither this Agreement nor any rights or obligations hereunder may be assigned by Dunnigan. T&B may assign this Agreement and its rights and obligations hereunder without the consent of Dunnigan, subject to the provisions in subsection (a) above.

     9. NOTICE.

          All notices and all other communications required or provided for in this Agreement shall be in writing and shall be deemed to have been duly given when mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

If to Dunnigan:

T. Kevin Dunnigan 8683 Players Fairway Memphis, Tennessee 38125

If to T &B:

Thomas & Betts Corporation 8155 T&B Blvd. Memphis, Tennessee 38125 Attention: Chief Legal Counsel

or to such other address as either party may have furnished to the other in writing at the addresses provided above, except that notices of change of address shall be effective only upon receipt.

     10. MISCELLANEOUS PROVISIONS.

          (a) Governing Law. This Agreement shall be governed by and construed under the laws of the State of Tennessee, excepting its choice of law provisions. If, under such law, any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation or ordinance, such portion shall be deemed to be modified or altered to conform thereto or, if that is not possible, to be omitted from this Agreement; the invalidity of any such portion shall not affect the force, effect, validity and enforceability of the remaining portions of this Agreement.

          (b) Headings. The descriptive headings of the several paragraphs of this Agreement are inserted for convenience of reference only and shall not constitute a part of this Agreement.

          (c) Amendments. The provisions of this Agreement may not be amended, modified, repealed, waived, extended or discharged except by an agreement in writing signed by the party against whom enforcement of any amendment, modification, repeal, waiver, extension or discharge is sought. No person, other than pursuant to a resolution of the Board, shall have authority on behalf of T&B to agree to amend, modify, repeal, waive, extend or discharge any provision of this Agreement or anything in reference thereto.

     IN WITNESS WHEREOF, T&B has caused this Agreement to be executed and its corporate seal to be affixed and attested by its authorized officer, and Dunnigan has executed this Agreement, as of the 2nd day of December, 2003.

THOMAS & BETTS CORPORATION

		By:	/s/ CONNIE C. MUSCARELLA

CONNIE C. MUSCARELLA
Attest:			VICE PRESIDENT — HUMAN RESOURCES
By:	/s/ PENELOPE Y. TURNBOW		AND ADMINISTRATION

	PENELOPE Y. TURNBOW	/s/ T. KEVIN DUNNIGAN
ASSISTANT SECRETARY
T. KEVIN DUNNIGAN